Exhibit 5.1

July 29, 2022

Newell Brands, Inc.

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Re: Registration Statement on Form S-8 filed by Newell Brands Inc.

Ladies and Gentlemen:

We have acted as counsel for Newell Brands Inc., a Delaware corporation (the “Company”), in connection with the registration of (i) an additional 6,490,751 shares (the “2013 Option Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”) that may be issued in connection with the exercise of outstanding options under the Newell Rubbermaid Inc. 2013 Incentive Plan (the “2013 Plan”); and (ii) an additional 15,128,525 shares (together with the 2013 Option Shares, the “Shares”) of Common Stock, that may be issued pursuant to the Newell Brands Inc. 2022 Incentive Plan (together with the 2013 Plan, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans and authorized forms of stock option, restricted stock, restricted stock unit or other applicable agreements thereunder will be, when issued or delivered and sold in accordance with the applicable Plan, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plans will be approved by the Board of Directors of the Company or an authorized committee thereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day